Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
Please view these remarks in conjunction with our 3Q 2024 earnings release that can be found on our website at www.humana.com under the Investors section, or via the following link: https://humana.gcs-web.com/financial-information/quarterly-results.

We also invite you to listen to our live question and answer webcast with our President and Chief Executive Officer, Jim Rechtin, Chief Financial Officer, Susan Diamond, and President of Insurance, George Renaudin, which will begin today at 9:00 a.m. Eastern Time and will be available at via the following link: https://humana.gcs-web.com/events-and-presentations/upcoming-events. For those unable to listen to the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page via the following link: https://humana.gcs-web.com/events-and-presentations.

Cautionary Statement
Certain of the matters discussed in these prepared remarks are forward-looking and are subject to a number of risks, uncertainties and assumptions. Actual results could differ materially.
Investors are advised to read the detailed risk factors discussed in our latest Form 10-K, our other filings with the Securities and Exchange Commission, and our 3Q 2024 earnings release as they relate to forward-looking statements along with other risks discussed in our SEC filings. We undertake no obligation to publicly address or update any forward-looking statements in future filings or communications regarding our business or results.
Today’s release, our historical financial news releases and our filings with the SEC are all also available on our Investor Relations site.
These remarks include financial measures that are not in accordance with generally accepted accounting principles, or GAAP.
Management's explanation for the use of these non-GAAP measures and reconciliations of GAAP to non-GAAP financial measures are included in today’s release which can be found via the following link: https://humana.gcs-web.com/financial-information/quarterly-results.
Finally, any references to earnings per share or EPS made within these remarks refer to diluted earnings per common share.

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
Management Commentary
Key Messages:
•Third quarter financial results exceeded expectations driven by slightly higher than anticipated individual Medicare Advantage (MA) membership and member risk scores, combined with outperformance in CenterWell Primary Care
•Full year 2024 individual MA membership growth guidance increased by 40,000 to 265,000, driven by better-than-expected retention and non-DSNP sales
•The third quarter Insurance segment benefit ratio was in line with expectations, supported by slightly higher-than-anticipated member risk scores and in line medical costs in our MA business, offset by higher-than-anticipated Medicaid medical costs
oWe reaffirmed our full year Insurance segment benefit ratio guidance of ‘approximately 90%’
•Our performance to date allows us to update our 2024 Adjusted EPS outlook to ‘at least $16.00’ from our previous guidance of ‘approximately $16.00’, while also contemplating additional investments to support long-term value creation
oWe expect the additional investments to be focused in areas such as supporting profitable membership growth and further strengthening our Stars program
•We remain committed to achieving our individual MA margin target of ‘at least 3 percent1’, while acknowledging there is now more risk in our ability to fully achieve this result by 2027 due to the 2025 MA Star results
•Looking ahead to 2025, we remain confident in the overall assumptions utilized in our MA pricing and continue to anticipate declining a few hundred thousand individual MA members, primarily due to plan and county exits
oWe are evaluating additional investments in 2025 to support operational excellence and position the company for long term success
Investment focus areas include Stars, profitable membership growth, medical cost management and administrative efficiencies
oWe expect 2025 Adjusted EPS to be at least in line with final 2024 results inclusive of these investments, and provided our 2025 membership change is in line with current expectations
oWe will provide formal 2025 guidance on our fourth quarter 2024 earnings call early next year
•Our recently filed lawsuit related to the 2025 MA Star Ratings includes a request to set aside and vacate Humana’s 2025 Star Ratings and remand the matter to CMS for recalculation and to share underlying data
•Separately, we are progressing efforts to strengthen our Stars program with initiatives expected to impact performance across key measures
•Finally, we are focused on continued advancement of our integrated health strategy, which is expected to drive better patient outcomes and earnings growth over time. Recent highlights include:
oRanking No. 1 among health insurers for customer experience (CX) by Forrester for the fourth consecutive year
oFurther expanding our Medicaid platform with Michigan’s intent to award Humana a contract for their new Highly Integrated Dual Eligible (HIDE) Special Needs Plan (SNP) program, bringing our total footprint to 12 states, including 9 active states and 3 where we have received an intent to award

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
oCenterWell Primary Care performance has exceeded expectations year to date, and we continue expanding our platform where we now anticipate 20% patient panel growth and 15% growth in centers in 2024
oExpanding our CenterWell Home Health footprint with the acquisition of Intrepid, adding 30 net new branch locations, over 200 field clinicians, as well as key referral and patient relationships
oOneHome added 5 additional states covering approximately 400,000 Humana MA members to its home health management services, now covering approximately 50% of Humana’s MA membership
Third Quarter 2024 Results and Full Year 2024 Outlook
    Today, Humana reported Adjusted earnings per share of $4.16 for the third quarter of 2024, exceeding internal expectations and consensus estimates. This outperformance was driven by higher than anticipated revenue in our MA business, combined with outperformance in CenterWell Primary Care.
Our Insurance segment benefit ratio was in line with expectations for the third quarter, supported by slightly higher-than-anticipated member risk scores and in line medical costs in our MA business, offset by higher-than-anticipated Medicaid medical costs. Our Consolidated benefit ratio was slightly better than expectations for the third quarter, driven by outperformance in CenterWell Primary Care. For the full year, we reaffirmed our Insurance segment benefit ratio guidance of ‘approximately 90%’. Finally, we anticipate the fourth quarter Insurance segment benefit ratio to be in the range of 91.5% to 92%, with the Consolidated benefit ratio approximately 40 basis points less than Insurance.
Our performance to date allows us to update our 2024 Adjusted EPS outlook to ‘at least $16.00’ from our previous guidance of ‘approximately $16.00’, while contemplating additional investments to support Humana’s long-term success. Investment focus areas include supporting profitable membership growth and further strengthening our Stars program.
Additional discussion of our third quarter performance and full year 2024 outlook are in the sections that follow.
Medicare Advantage
Individual MA membership growth is positive versus previous expectations driven primarily by improved retention and higher than anticipated non-DSNP sales. The improved membership growth is in part due to incremental marketing investments driving additional sales volume, particularly in our internal sales channel, which typically results in higher retention and higher lifetime value membership. As we focus our efforts on driving high quality membership growth, we have been pleased to see our year-to-date growth disproportionally driven by growth in Florida, a heavily penetrated value-based provider market. We have captured approximately 55% of the industry growth in Florida year to date. For the full year, we now anticipate individual MA net membership growth of approximately 265,000 as compared to our previous expectation of approximately 225,000. Our updated full

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
year growth estimate represents approximately 5% year over year growth, compared to industry growth expectations of approximately 6%.
Revenue for the quarter was slightly favorable to expectations driven by the higher than anticipated membership growth, along with slightly higher than anticipated member risk scores.
Finally, benefits expense was in line with expectations in the third quarter with higher than anticipated non-inpatient costs, including specialty drug costs, offset by lower than anticipated inpatient medical costs. The lower inpatient costs were driven by lower unit costs, with admits per thousand running largely in line with expectations.
Medicaid
Within Medicaid, medical costs were higher than anticipated in the quarter, particularly in newly implemented states. We are focused on mitigating the higher cost trends through cost management initiatives and rate advocacy efforts. Cost management initiatives include enhanced payment policy audits, expanded care plan reviews and network optimization efforts. We continue to work closely with our state and industry partners to ensure rates reflect the acuity level of members maintaining coverage and certain higher emerging cost trends, including behavioral health. To date, states have been receptive and collaborative in our discussions.
As noted above, all in, we continue to track in line with our full year Insurance segment benefit ratio guidance of ‘approximately 90%’ with other outperformance offsetting the higher-than-expected Medicaid costs.
From a membership perspective, we now anticipate an increase of approximately 200,000 members for the full year, down from our previous expectation of approximately 250,000, primarily due to a delay in the allocation of additional membership in Kentucky. Our 2024 Medicaid growth was supported by increases related to the Oklahoma and Indiana contracts implemented in 2024, as well as additional membership in Ohio which was implemented in 2023. This growth was partially offset by the loss of members impacted by the redetermination process.
We are excited about our continued momentum in expanding our Medicaid footprint. Michigan’s Department of Health & Human Services (DHHS) announced their intent to award Humana a contract for their new HIDE SNP program. This RFP was highly competitive, with 10 total bidders, eight of whom were active Medicaid program incumbents, including several local provider-owned MCOs. Humana earned 98.5% of the possible request for proposal (RFP) points, and was awarded the Wayne County region, home to Detroit, and the most populous county in the state. Humana was the only non-incumbent awardee. With the continued move towards linkage between Medicare and Medicaid to serve the D-SNP population, this eight-year contract is important as Michigan is one of Humana’s largest D-SNP states.

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
CenterWell
Our Primary Care Organization (PCO) results exceeded expectations for the quarter driven by better-than-expected patient volume and revenue, combined with higher than anticipated favorable prior year development.
We have seen strong patient growth in 2024, adding 21,000 patients, or 49% growth, in our de novo centers and 27,700 patients, or 15% growth, in our more mature wholly-owned centers year to date. We now anticipate serving between 350,000 to 360,000 patients by year end, through organic growth and programmatic M&A, representing expected growth of approximately 55,000 to 65,000 patients year over year, up from our initial expectation of 35,000 to 45,000. The higher than anticipated growth is driven by continued expansion of contractual relationships with national and local MA payors, investments in targeted growth channels, M&A activity, and accelerated growth with fee-for-service Medicare as a part of our ACO Reach program.
We continue to see attractive opportunities to expand our PCO footprint through M&A. Over the course of 2024, we expect to have acquired up to 50 centers with a portion to be consolidated into other CenterWell locations in the first half of 2025 to realize synergy value and accelerate panel maturity across our footprint. We now anticipate operating approximately 340 centers by year end, representing 15% year over year growth.
In our Home business, we closed the acquisition of Intrepid during the third quarter, adding 30 net new branch locations, the majority of which are in certificate of need states, including Tennessee, Georgia, and South Carolina. Along with the additional service areas, we also added over 200 field clinicians, as well as key referral and patient relationships.
In addition, OneHome continued to expand its management of home health costs for Humana MA members in the third quarter, adding coverage to 5 additional states and approximately 400,000 additional MA members. With this expansion, OneHome now covers just over 3 million, or approximately 50%, of Humana’s MA members with its home health management services. OneHome also expanded its collaborative model with CenterWell Primary Care to the Houston and Dallas markets. We now have approximately 60,000 patients covered by this collaborative model in Florida and Texas.
Looking Ahead to 2025
Individual Medicare Advantage

Our 2025 MA plans are focused on providing high quality, affordable healthcare coverage tailored to the needs of consumers.  We leveraged extensive consumer and broker research to inform our benefit design choices, ensuring we continue to put forth compelling plan offerings to the market, while also navigating the challenging rate and cost trend environment.

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
From a distribution and sales perspective, we are focused on supporting our brokers and members through a dynamic AEP, recognizing consumers across the industry are experiencing benefit reductions, driving increased shopping activity. More specifically, we enhanced our tools to make it easier for agents to identify plans that best meet the consumer’s need. In addition, we continue to find new ways to serve members and prospects who wish to shop, including through our new digital plan recommender tool as well as our owned agnostic capabilities.
All in, we believe our competitive positioning is in line with previous expectations and continue to anticipate our individual MA membership will decline a few hundred thousand in 2025, primarily due to plan and county exits. We look forward to sharing more in the coming months.
Standalone Prescription Drug Plans (PDP)

We were disciplined in the pricing of our PDP products for 2025 recognizing increased plan liability due to the Inflation Reduction Act (IRA) changes. Further, we are participating in the PDP Premium Stabilization Demonstration which increases the direct subsidy paid to plan sponsors, limits the maximum amount of member premium increase, and narrows the risk corridors for participating plans.
Our Value plan is positioned competitively and is designed to be attractive to cost conscious consumers, with a wide array of pharmacies in the network. In addition, our Basic plan will expand to 17 regions below the low-income benchmark.
We are pleased with our competitive positioning and currently expect 2025 membership to be similar to 2024 at approximately 2 million. We view our largely flat membership outlook favorably as compared to the membership reductions we have experienced in recent years, and against the backdrop of a declining PDP market.
Medicaid

In our Medicaid business, Humana continues to demonstrate the ability to deliver unique value to our members, state partners, and communities by building on a strong operating model that integrates physical and behavioral health and develops meaningful partnerships and innovations to address health inequities and social determinants of health. We anticipate continued investments to grow our platform organically with a focus on procuring additional awards in priority states, with RFPs currently active or upcoming across several new state programs, and further expansion anticipated in 2025.

Margin Expansion and EPS growth

We remain confident in the overall assumptions utilized in our 2025 MA pricing. Further, we are evaluating additional investments in 2025 to support operational excellence and profitable membership growth to position the company for long term success. More specifically, through our annual strategic planning process, we have identified opportunities relative to industry benchmarks to further strengthen our operating performance in areas

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
such as Stars, medical cost management and administrative efficiencies. We are refining detailed operating plans to drive improved performance levels and are assessing the amount and pacing of needed investment.
Consistent with historical practice, we will not provide 2025 guidance until our fourth quarter earnings call but want to make it clear that we expect 2025 Adjusted EPS to be at least in line with final 2024 results, inclusive of these investments, and assuming 2025 individual MA membership growth is in line with current expectations.
We look forward to providing detailed 2025 guidance on our fourth quarter 2024 earnings call early next year and anticipate a fulsome update on our annual strategic planning process at an Investor Day, which we are targeting for May 2025.
Stars Program
On October 18, 2024, Humana filed a lawsuit related to the 2025 Medicare Advantage Star Ratings results, challenging the lack of transparency into the data underlying the ratings and CMS’ scoring of specific call center testing. Humana’s lawsuit includes a request to set aside and vacate Humana’s 2025 Star Ratings and remand the matter to CMS for recalculation and to share underlying data. We will provide updates as appropriate.
Separately, we have initiatives underway focused on improving performance for measures that have not kept pace with industry improvement. Areas of focus include enhancing member and provider engagement strategies and incentive programs, improving customer experience, optimizing vendor relationships, and strengthening technology integrations to support operational excellence.
Going forward, we will provide periodic updates on these initiatives to demonstrate progress and confidence in our ability to return to an industry leading performance level. However, we do not intend to provide specific estimates from our internal modeling related to expected Humana results or industry thresholds. These modeling outputs are speculative by nature and often risk exposing competitively sensitive information.
MA and Value Based Care – Value Proposition
The MA industry is experiencing a time of transition as medical cost trends normalize post COVID and various regulatory changes are implemented. During this dynamic time, it is important to emphasize that the MA program maintains strong bipartisan support and is increasingly popular with beneficiaries given its focus on delivering high-quality, comprehensive care at a low cost. As of October 2024, 34 million seniors and individuals with disabilities2 have chosen MA, representing 56% of all Medicare eligibles3.
MA’s focus on preventative, comprehensive care leads to better health outcomes. As an example, MA beneficiaries have a 43% lower rate of avoidable hospitalizations for any condition compared to fee-for-service beneficiaries4. In addition, MA has a higher overall share of diverse populations at 31%5, compared to Original Medicare at 18%5 and MA plans represent a larger share of low-income enrollees versus Original Medicare. About 38% of enrollees with MA coverage have annual incomes of less than $25,000 as compared to 23% of Original

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
Medicare enrollees6. These statistics demonstrate that MA is deeply valued and relied on by millions of seniors, particularly those who are underserved and with lower incomes.
In addition, MA incentivizes value-based care (VBC), resulting in more proactive and comprehensive care and better health outcomes for beneficiaries. Humana Healthcare Research team, in collaboration with a leading researcher and professor from Harvard University, recently released a groundbreaking study on the effectiveness of senior-focused primary care. Published in Health Affairs, this study is the first of its size and scope in analyzing senior-focused primary care organizations. This joint study found that patients of senior-focused primary care organizations, operating under a value-based care model, have enhanced access to primary care, experience fewer health disparities, and may achieve better health outcomes compared to those in traditional fee-for-service models.
Key findings include:
•Better access to healthcare: Patients of value-based, senior-focused primary care organizations received 17% more primary care visits.
•Reduced health disparities: Senior-focused primary care organizations narrowed racial and socioeconomic disparities, as Black and low-income beneficiaries had 39% and 21% more primary care visits, respectively.
•Better health outcomes: Senior-focused primary care patients had 11% fewer emergency department visits, 6% fewer hospitalizations, and were 10% less likely to be readmitted to the hospital within 30 days.

The benefits of MA and VBC are clear, and as we look ahead, Kaiser Family Foundation anticipates MA penetration rates greater than 60% by 20307 with over 70 million Medicare eligible Americans 8. Humana is well positioned to remain an industry leader in this attractive market.

Closing
Our proactive anticipation of the higher industry cost trends in our original 2024 guidance has allowed us to deliver solid results to date and feel confident in our ability to deliver our full year 2024 Adjusted EPS of ‘at least $16.00’. Moreover, we are committed to making strategic investments to support Humana’s long-term success. Looking forward, our optimism remains high regarding the positive prospects for MA and VBC, with Humana well positioned to compete as an industry leader. We remain focused on positioning the company to deliver predictable and sustainable earnings growth and delivering compelling returns for our shareholders over the long term.
We appreciate your continued support and look forward to providing further updates in the coming months.

Exhibit 99.3
Humana Inc. Third Quarter 2024 Prepared Management Remarks 10/30/2024
Jim Rechtin, President and Chief Executive Officer
Susan Diamond, Chief Financial Officer

1 Pretax margin, less investment income
2 Centers for Medicare & Medicaid Services, Monthly Contract and Enrollment Summary Report, October 2024;
3 Centers for Medicare & Medicaid Services, MA State/County Penetration, October 2024; Centers for Medicare & Medicaid Services, Medicare Monthly Enrollment, June 2024; penetration rate based on Part B eligible population
4 Better Medicare Alliance State of Medicare Advantage Report 2023 - https://bettermedicarealliance.org/publication/state-of-medicare-advantage-2023/
5 Better Medicare Alliance State of Medicare Advantage Report 2024 - https://bettermedicarealliance.org/publication/state-of-medicare-advantage-2024/
6 Medicare Advantage Demographics Report – AHIP - https://ahiporg-production.s3.amazonaws.com/documents/202312-AHIP_MA-Demographics-Report-v05.pdf
7 Kaiser Family Foundation, Medicare Advantage in 2024: Enrollment Update and Key Trends, August 8, 2024 - https://www.kff.org/medicare/issue-brief/medicare-advantage-in-2024-enrollment-update-and-key-trends/
8 U.S. Census Bureau, Projected Age Groups and Sex Composition of the Population: Main Projections Series for the United States, 2017-2060. Available at: https://www.census.gov/data/tables/2017/demo/popproj/2017-summary-tables.html